Exhibit 1.2

M&T Trust Company of Delaware	Escrow Agreement
     THIS ESCROW AGREEMENT (“Agreement”) is entered into as of ___________, 2008, by and among Orange REIT, Inc. (“Issuer”), with a mailing address of 78 Okner Parkway, Livingston, NJ, 07039, attention: Marlene Laveman; Orchard Securities, LLC (“Managing Agent”), with a mailing address of 150 West Civic Center Drive, Suite 104, Salt Lake City, UT 84070 attention: Kevin C. Bradburn; and M&T Trust Company of Delaware (“Escrow Agent”), with a mailing address of 1220 North Market St, Suite 202, Wilmington, DE 19801, attention: Rita Marie Ritrovato / Joan Wilson.
R E C I T A L S
     A. Issuer and Managing Agent have entered into an Agency Agreement dated on or about _____________, 2008 (“Agency Agreement”). The Agency Agreement is intended to facilitate the sale and placement of shares of the common stock of Issuer to qualified investors pursuant to the Registration Statement filed by Issuer with the Securities and Exchange Commission (the “SEC”) on Form S-11 (No. 333-131677) dated on or about January 17, 2007, and being declared effective on February 14, 2007, covering shares of Issuer’s common stock to be sold to the public through a public offering, as amended by Post-Effective Amendment No. 1 thereto filed by Issuer and declared effective by the SEC on December 3, 2007, Post-Effective Amendment No. 2 thereto filed by Issuer and declared effective by the SEC on December 17, 2007, Post-Effective Amendment No. 3 thereto filed by Issuer on February 7, 2008, and Post-Effective Amendment No. 4 thereto filed by Issuer on June 25, 2008, and declared effective by the SEC on ____________, 2008 (as so amended, the “Registration Statement”).
     B. Issuer is seeking to raise, on a best efforts basis, in such offering (the “Offering”) not less than an aggregate total of $2,500,000 (the “Minimum Offering”). The maximum amount to be raised under the Registration Statement, on an aggregate basis, is $300,000,004.50 (the “Maximum Offering”).
     C. Under the terms of the Agreement, Issuer and Managing Agent are required to cause all funds raised under the Registration Statement to be deposited with an escrow agent in compliance with Securities and Exchange Commission Rule 15c2-4.
     D. Escrow Agent is willing to serve as such escrow agent in accordance with and subject to the terms and conditions set forth herein. All funds received by the Escrow Agent hereunder shall be referred to as the “Escrowed Funds.”
     E. Accordingly, Issuer, Managing Agent and Escrow Agent are entering into this Agreement for the purpose of establishing the escrow of the Escrowed Funds and establishing the terms and conditions of the escrow as between Issuer, Managing Agent and Escrow Agent.
     NOW, THEREFORE, in consideration of the agreements set forth herein and the sum of One Dollar paid by each of the parties to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth in the following numbered paragraphs of this Agreement:
     1. Deposit of Escrowed Funds. The Escrowed Funds shall be deposited with Escrow Agent in accordance with the procedures set forth in the Escrow Agreement Supplement that is attached hereto. Upon receipt of the Escrowed Funds from Managing Agent, Escrow Agent shall transmit to Managing Agent and Issuer a confirmation of receipt of the Escrowed Funds. The confirmation shall be in the form of the receipt attached to this Agreement as Attachment 1 and it shall be transmitted telephonically by facsimile to Managing Agent at facsimile number: (801)

316-4302, attention Kevin C. Bradburn; and to Issuer at facsimile number: (404) 393-6953, attention: Robbin Cooper.
     2. Maintenance of Escrowed Funds. The Escrow Agent shall invest the Escrowed Funds in the Federated US Government Obligations Institutional Service Shares Fund #395 account which shall permit Escrow Agent to withdraw or disburse the Escrowed Funds therefrom without any costs and expenses (including early withdrawal penalties) within the time period required for Escrow Agent to fully comply with its duties under this Agreement. All interest earned by the Escrowed Funds shall be reported to Issuer’s federal tax identification number, which is 20-3749435; and any costs and expenses associated with such account shall be borne by Issuer and paid upon demand of Escrow Agent.
     3. Disbursement of Escrowed Funds. Escrow Agent shall disburse the Escrowed Funds at the times, to the parties and in the amounts set forth as follows (each disbursement under Paragraph 3.1 or 3.2 below being a “Closing”):
          3.1 In the event that, prior to the Minimum Deadline (as defined below in Paragraph 3.5), Escrow Agent receives as Escrowed Funds an amount of received funds which, in the aggregate, is equal to or exceeds the amount of the Minimum Offering, then, upon receipt thereafter of a written disbursement request in the form of Attachment 2 (which disbursement request shall, among other things, confirm to Escrow Agent that Issuer has accepted subscriptions for all Escrowed Funds requested to be so disbursed), Escrow Agent shall disburse the Escrowed Funds to Issuer and Managing Agent as set forth in such disbursement request and as provided in Paragraph 3.6 below.
          3.2 In the event that, following a Closing for the Minimum Offering pursuant to Paragraph 3.1 above but prior to the Offering Deadline (as defined below in Paragraph 3.5), Escrow Agent receives additional received funds as Escrowed Funds hereunder which do not exceed (together with all Escrowed Funds previously disbursed under Paragraph 3.1 or this Paragraph 3.2) the amount of the Maximum Offering, then, upon receipt thereafter of a written disbursement request in the form of Attachment 2 (which disbursement request shall, among other things, confirm to Escrow Agent that Issuer has accepted subscriptions for all Escrowed Funds requested to be so disbursed), Escrow Agent shall disburse the Escrowed Funds to Issuer and Managing Agent as set forth in such disbursement request and as provided in Paragraph 3.6 below.
          3.3 In the event that no Closing for the Minimum Offering has occurred under Paragraph 3.1 above prior to the Minimum Deadline, then Escrow Agent shall promptly disburse the Escrowed Funds to the respective investors, together with any interest earned on and attributable to the original Escrowed Funds of such investors.
          3.4 Promptly following the Offering Deadline, Escrow Agent shall promptly disburse any Escrowed Funds not disbursed pursuant to Paragraphs 3.1 or 3.2 above to the respective investors, together with any interest earned on and attributable to the original Escrowed Funds of such investors.
          3.5 The “Minimum Deadline” is the earlier to occur of (a) 5:00 p.m. (Eastern time) on ______, 2009, and (b) such other date on which the Offering is terminated by Issuer in its sole discretion. The “Offering Deadline” is the earliest to occur of (1) 5:00 p.m. (Eastern time) on ______, 2009, if no Closing for the Minimum Offering has occurred prior to such time, which date may be extended by Issuer (but only if such Closing for the Minimum Offering has occurred) until ______, 2011 (by written notice from Issuer to Managing Agent and Escrow Agent delivered not later than ______, 2009), then (2) the date on which subscriptions for the amount of the Maximum Offering have been accepted by Issuer and the proceeds thereof disbursed pursuant to Paragraph 3.2 above, and (3) such other date on which the Offering is terminated by Issuer in its sole discretion.
          3.6 The procedure to be followed relative to disbursements under Paragraphs 3.1 and 3.2 above shall be as follows:
          a) Escrow Agent shall disburse the Escrowed Funds within one (1) business day following receipt of a written request for disbursement substantially in the form of the statement set forth on Attachment 2, unless the Escrowed Funds have been deposited in an account that prohibits withdrawal of funds on one day’s notice, in which event Escrow Agent shall disburse the Escrowed Funds within one (1) business day following the earliest date funds may be withdrawn from the account.
          b) The written request for disbursement shall be executed by someone representing himself as being an officer of the party entitled to receive the disbursement, as set forth in the Escrow Agreement Supplement, and shall be sent to Escrow Agent by facsimile transmission to the following facsimile number: (302) 661-2266, attention: Rita Marie Ritrovato / Joan Wilson.
          c) A courtesy copy of the request shall be sent by the party making the request to the other party hereto; provided, however, neither the sending of a copy to such other party nor the receipt of a copy by such party shall be a prerequisite to Escrow Agent complying with the requesting party’s request for a disbursement. The courtesy copy shall be sent by facsimile transmission to the recipient party’s facsimile number set forth in paragraph 1 above.
          3.7 Each disbursement of Escrowed Funds shall be accompanied by a notice of disbursement of Escrowed Funds substantially in the form of the notice set forth on Attachment 3. If the disbursement is made by check, the notice of disbursement shall accompany the check. If the disbursement is made by wire transfer of funds, the notice of disbursement shall be sent to Issuer and Managing Agent by facsimile transmission to the facsimile numbers as set forth in paragraph 1 above.
     4. Term of Escrow. The term of this Agreement shall continue until the earlier of (a) the actual final disposition by Escrow Agent of the Escrowed Funds in accordance with the provisions of this Agreement, or (b) so long as no Escrowed Funds have been received by Escrow Agent hereunder, the date all of the parties enter into a written agreement terminating this Agreement. Notwithstanding anything to the contrary in this Agreement, (1) Escrow Agent shall not be required to hold Escrowed Funds hereunder or to maintain the Escrow Account open later than ________, 2011, and (2) termination of this Agreement shall not terminate any of the indemnification obligations of Issuer or Managing Agent to Escrow Agent under this Agreement, all of which shall survive termination of this Agreement.
     5. Nature of Escrow Agent’s Duties; Fees. The duties of the Escrow Agent are only such as are herein specifically provided, being purely ministerial in nature, and the Escrow Agent shall incur no liability whatsoever except for willful misconduct or gross negligence so long as the Escrow Agent has acted in good faith. Issuer and Managing Agent hereby release Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of the Escrow Agent’s duties hereunder. As compensation for Escrow Agent’s services under this Agreement, Escrow Agent shall be paid the fees set forth in Exhibit A attached hereto. Escrow Agent’s fees shall be paid by Issuer . At the time Escrow Agent disburses any of the Escrowed Funds, Escrow Agent shall have the right, but not the obligation, to off-set against the Escrowed Funds being disbursed any amounts due it under this Agreement, including, without limitation, any fees that are due and unpaid at the time of the disbursement. If Escrow Agent elects to exercise its right of off-set as aforesaid, it shall note such off-set in the notice of disbursement (Attachment 3 to this Agreement) sent by it to Issuer and Managing Agent.
     6. Escrow Agent’s Responsibility for Escrowed Funds. Escrow Agent shall be under no responsibility in respect of any of the funds deposited with it other than faithfully to follow the instructions herein contained.
     7. Escrow Agent’s Additional Responsibilities. Escrow Agent may obtain the advice of counsel and shall be protected in any action taken in good faith in accordance with such advice. Escrow Agent shall not be required to defend any legal proceedings that may be instituted against Escrow Agent in respect of the subject matter of these instructions unless requested so to do by both Issuer and Managing Agent and in such instance, Escrow Agent shall be indemnified to the satisfaction of Escrow Agent against the cost and expenses of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind. Escrow Agent shall be protected in relying upon the truth of any statement contained in any notice, request, instruction, certificate, approval, consent or other document, and in acting on any such document, which on its face and without inquiry as to any other facts, appears to be genuine and to be signed by the proper party or parties, and is entitled to believe all signatures are genuine and that any person signing any such paper who claims to be duly authorized is in fact so authorized.

     8. Escrow Agent’s Liability. Escrow Agent assumes no liability under this Agreement except as specifically set forth herein. Escrow Agent is entitled to rely upon written instructions given to it by the parties which, in the opinion of Escrow Agent, acting in good faith, are consistent with the express terms and conditions of this Agreement. If there is any dispute as to whether Escrow Agent is obligated to deliver the Escrowed Funds or any part thereof, or as to whom the Escrowed Funds or any part thereof are to be delivered, Escrow Agent will not be obligated to make any delivery of the Escrowed Funds, but in such event may hold the Escrowed Funds until receipt by Escrow Agent of an authorization in writing signed by both Issuer and Managing Agent, directing the disposition of the Escrowed Funds in a manner which is, in the opinion of Escrow Agent, acting in good faith, consistent with the express terms and conditions of this Agreement, or in the absence of such authorization, Escrow Agent may hold the Escrowed Funds until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given or proceedings for such determination are not begun and diligently continued, Escrow Agent may bring an appropriate action or proceedings for leave to deposit the Escrowed Funds in court, pending such determination; and Issuer and Managing Agent agree to indemnify and save harmless Escrow Agent from all cost and expenses incurred by Escrow Agent in connection with any such proceeding or resolution of any dispute relating to the Escrowed Funds, whether such proceeding is brought by Escrow Agent or some other person. In making delivery of the Escrowed Funds in the manner provided for in this Agreement, Escrow Agent shall have no further liability in the matter.
     9. No Conflict of Interest.
          (a) For purposes of this Paragraph 9, an “affiliated party” of an entity is “any person or entity who directly or indirectly, controls, is controlled by, or is under common control with” such first entity.
          (b) Escrow Agent hereby represents and warrants that it is not an affiliated party with Issuer or Managing Agent.
          (c) Issuer hereby represents and warrants that it is not an affiliated party with Escrow Agent or Managing Agent. Issuer also covenants that it will not engage in any transaction or enter into any agreement during the term of this Agreement that would result in Issuer becoming an affiliated party with Escrow Agent.
          (d) Managing Agent hereby represents and warrants that it is not an affiliated party with Escrow Agent or Issuer.
     10. Assignment. The terms hereof shall be binding upon and inure to the benefit of the heirs, successors, assigns and personal representatives of the parties hereto; provided, however, Escrow Agent shall not assign this Agreement or any of its rights, interests, duties or obligations hereunder without the prior written consent of both Issuer and Managing Agent (which shall not be unreasonably withheld or delayed), and any such assignment (whether voluntary or by operation of law) without said consent shall be ineffective.
     11. Amendments. This Agreement shall not be amended except by a written agreement signed by all parties hereto, and shall be amended only to the extent consistent with the terms of the Offering set forth in the Registration Statement.
     12. Notices. Except as provided hereinabove, which provisions shall be controlling, all notices, certificates and other communications hereunder shall be deemed given when mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the addresses set forth above, or when sent by facsimile or overnight courier to the address or facsimile numbers set forth herein. Issuer, Managing Agent or Escrow Agent may, by written notice given hereunder, designate a different address or facsimile numbers where communications should be sent under this Agreement.
     13. Governing Law. This Agreement shall be deemed to have been executed and delivered in New York regardless of where the signatories may be located at the time of execution and shall be governed by and construed in accordance with the substantive laws of the State of New York, excluding, however, the conflict of law and choice of law provisions thereof.

     14. Use of Terms; Interpretation. In applying, interpreting and construing this Agreement and its various provisions, the following shall apply: (i) the terms “hereby”, “hereof”, “herein”, “hereunder” and any similar words refer to this Agreement; (ii) words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number, and vice versa; (iii) words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability partnerships, limited liability companies, limited liability limited partnerships, trusts, business trusts, corporations and legal entities, including public and quasi-public bodies, as well as individuals; (iv) the use of the terms “including” or “included in”, or the use of examples generally, are not intended to be limiting, but shall mean, without limitation, the examples provided and others that are not listed, whether similar or dissimilar; (v) the words “attorney” and “counsel” are interchangeable in this Agreement; (vi) the phrase “costs and expenses”, or variations thereof, shall include, without limitation, reasonable attorneys’ fees, fees of legal assistants and reasonable fees of accountants and other professionals and all references to attorneys’ fees, fees of legal assistants and fees of accountants and other professionals shall mean reasonable fees; and (vii) if any party hereto is not an individual, when any action is required or permitted to be taken, it is intended that the same will be undertaken through duly authorized employees or representatives of such party, or a partner, member, manager, officer, executive or director and any action taken by any of the foregoing persons shall be presumed authorized absent a clear and convincing showing that the person relying on such action knew or should have know that the person acting was exceeding his authority. Time is of the essence of this Agreement and any and all instructions or notices given hereunder in accordance with the terms hereof.
     15. Incorporation of Attachments; Captions. The attachments and supplements to this Agreement are by this reference incorporated herein and made a part hereof as if fully set forth in the body of this Agreement. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement nor the intent of any provision hereof.
     16. Course of Dealing; Severability. No act or inaction of any of the parties to this Agreement shall be deemed to constitute or establish a “course of performance or dealing” that would require any party to so act or refrain from acting in any particular manner at a later time under similar or dissimilar circumstances. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     17. Date of Agreement. This Agreement shall be deemed dated as of the date appearing next to the signature of Issuer. This Agreement has been executed in triplicate. Each of the triplicates of this Agreement shall be deemed an original thereof, but all of which shall constitute one and the same agreement, and in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
[REMAINDER OF PAGE INTENTIONALLY BLANK – SIGNATURE PAGE FOLLOWS]

     In Witness Whereof, each of the undersigned has caused this Escrow Agreement to be executed and delivered as of the day and year first stated above.

Managing Agent:	Escrow Agent:

Orchard Securities, LLC	M&T Trust Company of Delaware

By:	By:
Name:	Name:

Title:	Title:

Date:	Date:

Issuer:

Orange REIT, Inc.

By:

Name:

Title:

Date:

Exhibit A
Escrow Agent’s Fee Schedule
Escrow Agent Fees:

Escrow Agent Acceptance Fee:	Waived

Annual Escrow Agent Fee:	$2,000
Payable in advance, at closing and on each anniversary date thereafter

Disbursement of Escrowed Funds back to investors:	$500 per event

Disbursement Fee:	$20 per check/wire/ACH
Investment Transaction Fee:	$20 per security transaction
(excludes Federated MMF)

Investment in Federated MMF	No additional charge
(automatic cash sweep)

1099 Tax Processing (if required):	$75 per 1099
Out-of-Pocket Expenses:
These expenses include, but are not limited to, customary expenses such as postage, shipping charges, cost of checks, travel, stationery, UCC and continuation statements, brokerage and security costs, tax and governmental reporting, notices, audit requests, etc.
Notes to the Fee Schedule:
The fees as quoted and acceptance of the duties are subject to the satisfactory review and acceptance of all related documents by M&T Bank, M&T Trust Company of Delaware and our counsel. In the event the transaction changes before closing, M&T Bank and M&T Trust Company of Delaware reserve the right to review and renegotiate the fees accordingly. In the event there are new government regulations that impose additional duties, liabilities or responsibilities on the service provider, M&T Bank and M&T Trust Company of Delaware reserve the ability to increase or add fees based on the situation. Investments through M&T Bank’s proprietary money market mutual funds do not incur an investment transaction fee. A current prospectus is available upon request. Investment in money market funds not offered by the Escrow Agent will incur a 25 basis point annual sweep fee.

Accepted By:

Orange REIT, Inc.

By:
Name:

Title:

Date:

Escrow Agreement Supplement
Deposit of Escrow Funds
Managing Agent will review the Registration Statement and subscription documents that have been submitted to it by third-party investors (each, a “Subscriber”). Upon approval of such documents, Managing Agent will direct each Subscriber to deliver the funds required under such documents to Escrow Agent. Escrowed Funds shall be deposited with Escrow Agent within three (3) business days following Managing Agent’s approval of the Subscriber’s documents, and in any event not later than one (1) business day following any receipt by Managing Agent of subscription funds. The Escrowed Funds shall be paid to Escrow Agent in US$ by (i) official bank check or personal check payable to the order of “Orange REIT, Inc. Escrow Account” or (ii) a wire transfer of funds to the order of Escrow Agent as follows:

Bank:	M&T Trust Company of Delaware
c/o M&T Bank
ABA:	022000046
Account:	3088001950200
ATTN:	Rita Marie Ritrovato/Joan Wilson
Address:	1220 North Market Street, Suite 202
Wilmington, DE 19801
Re:	Orange REIT, Inc. Escrow Account
Disbursement of Escrow Funds
Subject to the provisions of Paragraph 3 of the Escrow Agreement, both Issuer and Managing Agent shall jointly sign a Disbursement Authorization letter, substantially in the form of the statement set forth as Attachment 2, requesting disbursement of a specific amount in US$ that is all or part of the Escrowed Funds in accordance with payment and delivery methods as stated in the letter.

Attachment 1
(Confirmation Receipt)
Escrow Agent’s Deposit Receipt

To:

From:	M&T Trust Company of Delaware, as Escrow Agent

Date:

Subject:	Escrow Deposit
M&T Trust Company of Delaware, as Escrow Agent, hereby acknowledges receipt, as of the date indicated above, of the sum of $                     for Orange REIT, Inc. Escrow Account (the “Escrowed Funds”) from                     , said Escrowed Funds being delivered to and received by Escrow Agent pursuant to and in accordance with the terms and conditions of that certain Escrow Agreement dated                     , 2008, by and among Orange REIT, Inc., as Issuer, Orchard Securities, LLC, as Managing Agent, and M&T Trust Company of Delaware as Escrow Agent.
The Escrowed Funds have been placed in account:                     , which account is entitled “Orange REIT, Inc. Escrow Account”. The Escrow Account is not subject to federal deposit insurance or if it is subject to such insurance, only $100,000 of the Escrowed Funds are covered by such insurance.

M&T Trust Company of Delaware

By:
Name:

Title:

Attachment 2
(Disbursement Authorization)
DISBURSEMENT AUTHORIZATION
[DATE]
M&T Trust Company of Delaware
1220 North Market Street, Suite 202
Wilmington, DE 19801
Attention: Rita Marie Ritrovato / Joan Wilson
Re:	Escrow Agreement dated , 2008, among ORANGE REIT, INC. (“Issuer”), Orchard Securities, LLC (“Managing Agent”), and M&T TRUST COMPANY OF DELAWARE, as Escrow Agent (“Escrow Agent”)
Ladies and Gentlemen:
     [FOR CLOSING OF THE MINIMUM OFFERING: The conditions to the consummation of the Minimum Offering (as defined in the above-captioned Escrow Agreement) and as set forth in the Registration Statement (as defined in the Escrow Agreement) have been satisfied, with subscriptions for an aggregate total of at least Two Million Five Hundred Thousand Dollars ($2,500,000) of the shares of Issuer’s common stock having been received and accepted in the Offering (as defined in the Escrow Agreement), not including subscriptions (if any) from Managing Agent itself or from any affiliate of Issuer or Managing Agent, in each case prior to any termination of the Offering.]
     [FOR CLOSINGS THAT OCCUR AFTER THE MINIMUM OFFERING IS FULLY SUBSCRIBED AND DISTRIBUTED, SUBSTITUTE THE FOLLOWING: As you are aware, a Closing for the Minimum Offering (as defined in the above-captioned Escrow Agreement) has already occurred. Additional subscriptions for shares of Issuer’s common stock have been received and accepted in the Offering in excess of the Minimum Offering, but less than or equal to the Maximum Offering, in each case prior to any termination of the Offering.]
     Please distribute the Escrowed Funds held in the escrow accounts established under the Escrow Agreement and pay the proceeds as follows:

Amount

1.	Issuer, representing payment in full of gross proceeds from the sale of XXXXX Hundred Thousand (XXX,000) shares of Issuer’s common stock, net of payment to Managing Agent and Escrow Agent.	$XX,XXX.XX

2.	Managing Agent, representing XXXX Thousand ($XX,000) Dollars as the selling commission and non-accountable expense allowance as defined in the Registration Statement.	$XX,XXX.XX

ORANGE REIT, INC.	ORCHARD SECURITIES, LLC

By:	By:

Title:	Title:

Attachment 3
(Notice of Disbursement)
Notice of Disbursement of Escrowed Funds

To:	Orange REIT, Inc. (Account No. 1013377)
Orchard Securities, LLC

From:	M&T Trust Company of Delaware

Copy:

Date:
Subject: Escrow Account Orange REIT / Orchard Securities Escrow - 1013377
[USE FOR DISBURSMENTS UNDER PARAGRAPHS 3.1 or 3.2: M&T Trust Company of Delaware, as Escrow Agent, on the date indicated above, disbursed to Orange REIT, Inc., from the escrow account identified above the sum of $                    , and disbursed to Orchard Securities, LLC, from the escrow account identified above the sum of $                    . The disbursements were transmitted as follows:
     ☐ By check transmitted to                      at the following address                      .
     ☐ By wire transfer of funds to the following bank account:                     .]
[[USE FOR DISBURSMENTS UNDER PARAGRAPHS 3.1 or 3.2: M&T Trust Company of Delaware, as Escrow Agent, on the date indicated above, disbursed to the investors listed on Schedule 1 hereto, from the escrow account identified above the respective sums listed on such Schedule, such disbursements being transmitted by check transmitted to the person indicated on such Schedule at the address indicated on such Schedule or by wire transfer of funds to the bank account indicated on such Schedule.]
The following amount remains in the Orange REIT, Inc. Escrow Account, exclusive of interest earnings, after taking into account the disbursement evidenced by this notice: $                    . Contemporaneously with the disbursement evidenced by this notice, $                     was off-set by M&T Trust Company of Delaware, as Escrow Agent to cover the following sums due to it:                     .

M&T Trust Company of Delaware

By:
Name:

Title: